Exhibit 10.12

DIRECTOR SERVICE AGREEMENT

THIS AGREEMENT is made on the ___ day of ____________ 2007.

BETWEEN:

Babcock & Brown Air Limited, a company incorporated under the laws of Bermuda with its principal executive office located at West Pier, Dun Laoghaire, County Dublin, Ireland (the “Company”); and

[Director] of [Address] (“Director”)

WHEREAS Director is a director of the Company,

WHEREAS highly skilled and competent persons are becoming more reluctant to serve public companies as directors or officers unless they are provided with adequate protection through insurance and indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of such companies;

WHEREAS uncertainties relating to indemnification increase the difficulty of attracting and retaining such persons;

WHEREAS the Board has determined that an inability to attract and retain such persons is detrimental to the best interests of the Company and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify Director to the fullest extent permitted by Bermuda law so that Director will serve or continue to serve the Company free from undue concern that Director will not be so indemnified;

WHEREAS, Director is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that Director be so indemnified;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Director do hereby covenant and agree as follows:

1.	INTERPRETATION
1.1	In this Agreement unless the context otherwise requires, the following words and expressions shall have the following meanings:

this “Agreement”	means this Director Service Agreement;

“B&B”	means Babcock & Brown Limited, an Australian company;
the “Board”	means the board of directors of the Company;
“Business Day”	means any day on which banks in Ireland are open for business;
“Corporate Status”

means the status of a person who is or was a director, officer, employee, agent, or fiduciary of the Company or any other Group Company, or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of any other company, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other entity or enterprise;

“Disinterested Director”	means a director of the Company who is not or was not a party to a Proceeding in respect of which indemnification is sought by Director;
“Group Companies”	means the Company and each subsidiary of the Company (wherever incorporated or organized);
“Independent Counsel”

means a law firm or a member of a law firm that neither is presently nor in the past five years has been retained to represent: (i) the Company or Director in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Director in an action to determine Director’s right to indemnification under this Agreement;

the “Parties”	means the parties to this Agreement collectively, and “Party” means any one of them; and
“Proceeding”

means any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative and whether formal or informal;

1.2	In this Agreement unless the context otherwise requires:
1.2.1

references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

1.2.2

references to clauses and schedules are references to clauses hereof and schedules hereto; references to sub-clauses or paragraphs are, unless otherwise stated, references to sub-clauses of the clause or paragraphs of the schedule in which the reference appears;

1.2.3	references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa; and
1.2.4	references to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated.
2.	AGREEMENT TO SERVE
2.1

The Director agrees to continue to serve as a director of the Company. This Agreement does not create or otherwise establish any right on the part of the Director to be and continue to be elected or appointed a director of the Company or any other Group Company and does not create an employment contract between the Company and the Director.

2.2	The Director’s service will remain subject at all times to the Company’s Memorandum of Association and Bye-Laws and applicable laws.
2.3

The Director’s duties as a director of the Company include attending Board meetings, meetings of all Board committees on which the Director serves, the Annual General Meeting of the Company and any Special General Meeting of the Company. It is expected that there will be approximately four scheduled Board and Board committee meetings per year, and there could be additional Board and committee meetings as required. The Director confirms that her or she is able to allocate sufficient time to attend these meetings and to devote appropriate preparation time ahead of each meeting as necessary. All Board meetings, committee meetings and shareholder meetings will take place in Ireland, and the Director generally should attend in person. The Director will receive details of all Board meetings and other meetings in advance.

2.4	The Director’s duties as a member of the Board also will include, but will not be limited to, the following:
2.4.1	constructively challenging and helping to develop proposals on the Company’s strategy;

2.4.2	setting values and standards for the Company and establishing systems for their communication and monitoring;
2.4.3

monitoring the performance of the Company’s management in meeting agreed goals and objectives and ensuring that the necessary financial and human resources are in place to enable the Company to meet those goals and objectives;

2.4.4

satisfying himself or herself as to the adequacy and integrity of financial and other reporting to the Board and shareholders of the Company and that there are adequate systems of internal control; and

2.4.5	satisfying himself or herself that systems for identification and management of risks are robust and appropriate.
2.5

At any time during the Director’s tenure, the Director’s performance as a director will be reviewed in accordance with processes agreed by the Board from time to time. The Director agrees to participate in such reviews. The Director agrees to participate in continuous improvement programs from time to time determined by the Board as being appropriate for directors, at the expense of the Company and whether or not those programs are offered by the Company.

2.6

If the Director has been determined by the Board to be an “independent director,” then the Company shall pay to the Director by way of retainer for serving as a director of the Company hereunder a fee of $100,000 per annum (which fee shall be net of any additional amounts to cover the Director’s obligations to pay Value Added Tax). Such retainer shall be payable by equal quarterly instalments in arrears from [date of appointment], 2007.

2.7

If the Director is the chairperson of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee of the Board, then the Company shall pay to the Director an additional fee of $_______ per annum (which fee shall be net of any additional amounts to cover the Director’s obligations to pay Value Added Tax).

2.8

If the Director has been designated by the Board as the “lead independent director, then the Company shall pay to the Director an additional fee of $25,000 per annum (which fee shall be net of any additional amounts to cover the Director’s obligations to pay Value Added Tax).

2.9

If the Director is requested to perform any special duties or undertake any responsibilities outside his ordinary responsibilities as a director and agrees to do so, the Board may agree to pay the Director additional remuneration. If the Director appoints an alternate director, such alternate director will not be entitled to a fee in such capacity.

2.10	The Company shall also pay to the Director all reasonable air travel, hotel and other out-of-pocket expenses which are properly incurred by him in or about the performance of his duties as a director of the Company and for which vouchers (if so required) are provided to the reasonable satisfaction of the Board. It is understood that business class air travel is reasonable for inter-continental and trans-oceanic travel.

2.11

The Company may reimburse the Director’s legal fees if circumstances should arise in which the Director believes it is necessary for him to seek separate legal advice about the performance of his duties. Prior to obtaining such advice, the Director shall consult with the Company.

2.12

The Director shall provide immediately to the Company details of any consultancy, employment, directorship or executive position with a company which competes with B&B or any of its subsidiaries and/or the Company, which confirmation and details will be minuted to comply with applicable law and regulations as they relate to the Company. If during the term of the Director’s appointment, the Director elects to or intends to engage in or be directly or indirectly employed by, be concerned or interested in, or have any office in any business or undertaking which competes in any way with the business of B&B or any of its subsidiaries and/or the Company, the Director shall immediately notify the Company in advance.

2.13

The Director may not at any time during the course of his/her appointment with the Company or at any time afterwards use, other than for the purposes of the Company, or disclose to any third party, confidential information acquired as a result of the Director’s position, including information relating to the business and finances of the Company and its associated companies, its or their commercial aircraft, and any other information deemed by the Company to be confidential information; provided, however, that this paragraph shall not apply (i) to any information which is or becomes public knowledge (otherwise than as a result of the Director’s conduct); (ii) to the extent that the Director are required to disclose the same pursuant to any law or order of any court or pursuant to any direction, request or requirement of any governmental or other authority or in the course of any legal proceedings; (iii) to the disclosure of any information to professional advisers who receive the same under a duty of confidentiality; or (iv) to the disclosure of any information with the consent of the Company.

2.14

The Director will comply with all applicable codes of practice issued from time to time by any relevant body or by the Company relating to securities transactions by the Company’s directors and specified employees.

3.	INDEMNITY OF DIRECTOR
3.1

Subject to clause 10, the Company shall indemnify Director if Director is a party or is threatened to be made a party to any threatened, pending or completed Proceeding, including a Proceeding brought by or in the right of the Company, by reason of the fact that Director is or was a director, officer, employee, agent, or fiduciary of the Company or is or was serving at the request of the Company as a director, officer, employee, agent, or fiduciary of any other company, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other entity or enterprise or by reason of anything done or not done by Director in any such capacity. Subject to clause 10, pursuant to this sub-clause 3.1 Director shall be indemnified against expenses (including attorneys’ fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Director in connection with such Proceeding (including, but not limited to, the investigation, defense, settlement or appeal thereof).

3.2

Notwithstanding any other provision of this Agreement other than clause 10, Director shall be indemnified against all expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by Director or on Director’s behalf in defending any Proceedings referred to in clause 3.1 in which judgment is given in his favor or in which he is acquitted, or in respect of which relief is granted to the Director by a court under section 281 of the Bermuda Companies Act 1981.

3.3

Subject to clause 10, the Company shall indemnify Director for such portion of the expenses (including attorneys’ fees), witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that Director becomes legally obligated to pay in connection with any Proceeding referred to in clause 3.1 in respect of which Director is entitled to indemnification hereunder, even if Director is not entitled to indemnification hereunder for the total amount thereof.

3.4

For purposes of any determination of good faith under any applicable standard of conduct, Director shall be deemed to have acted in good faith if Director’s action is based on the records or books of account of the Company, including financial statements, or on information supplied to Director by the officers of the Company in the course of their duties, or on the advice of legal counsel for the Company or the Board or counsel selected by any committee of the Board or on information or records given or reports made to the Company by an independent certified public accountant or by an appraiser, investment banker, compensation consultant or other expert selected with reasonable care by the Company or the Board or any committee of the Board. The provisions of the preceding sentence shall not be deemed to be exclusive or to limit in any way the other circumstances in which Director may be deemed to have met the applicable standard of conduct.

3.5

The knowledge and/or actions, or failure to act, or any director, officer, agent or employee of the Company shall not be imputed to Director for purposes of determining the right to indemnification under this Agreement.

4.	INDEMNIFICATION FOR EXPENSES OF A WITNESS

Subject to clause 10, to the extent that Director is, by reason of Director’s Corporate Status, a witness in any proceeding, Director shall be indemnified by the Company against all expenses actually and reasonably incurred by Director or on Director’s behalf in connection therewith.

5.	DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION
5.1

The Director shall request indemnification pursuant to this Agreement by notice in writing to the secretary of the Company. The secretary shall, promptly upon receipt of Director’s request for indemnification, advise in writing the Board or such other person or persons empowered to make the determination as provided in sub-clause 5.2 that Director has made such request for indemnification. Subject to clause 10, upon making such request for indemnification, Director shall be presumed to be entitled to indemnification hereunder and the Company shall have the burden of proof in the making of any determination contrary to such presumption.

5.2

Upon written request by Director for indemnification pursuant to sub-clause 3.1, the entitlement of the Director to indemnification pursuant to the terms of this Agreement shall be determined by the following person or persons who shall be empowered to make such determination:

5.2.1	the Board, by a majority vote of the Disinterested Directors; or
5.2.2

if such vote is not obtainable or, even if obtainable, if such Disinterested Directors so direct by majority vote, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Director.

5.3

For purposes of sub-clause 5.2, Independent Counsel shall be selected by the Board and approved by Director. Upon failure of the Board to so select such Independent Counsel or upon failure of Director to so approve, such Independent Counsel shall be selected by the American Arbitration Association. Such determination of entitlement to indemnification shall be made not later than 60 days after receipt by the Company of a written request for indemnification. Such request shall include documentation or information which is necessary for such determination and which is reasonably available to Director. Subject to clause 10, any expenses (including attorneys’ fees) incurred by Director in connection with Director’s request for indemnification hereunder shall be borne by the Company irrespective of the outcome of the determination of Director’s entitlement to indemnification. If the person or persons making such determination shall determine that Director is entitled to indemnification as to part (but not all) of the application for indemnification, such persons may reasonably prorate such partial indemnification among such claims, issues or matters in respect of which indemnification is requested.

6.	ADVANCEMENT OF EXPENSES

All reasonable expenses incurred by Director (including attorneys’ fees, retainers and advances of disbursements required of Director) shall be paid by the Company in advance of the final disposition of any Proceeding at the request of Director as promptly as possible, and in any event within twenty days after the receipt by the Company of a statement or statements from Director requesting such advance or advances from time to time. Director’s entitlement to such expenses shall include those incurred in connection with any Proceeding by Director seeking an adjudication or award in arbitration pursuant to this Agreement. Such statement or statements shall reasonably evidence the expenses incurred by Director in connection therewith and shall include or be accompanied by an undertaking by or on behalf of Director to repay such amount if it is ultimately determined that Director is not entitled to be indemnified against such expenses by the Company as provided by this Agreement or otherwise. Subject to clause 10, the Company shall have the burden of proof in any determination under this clause 6. No amounts advanced hereunder shall be deemed an extension of credit by the Company to Director.

7.	REMEDIES OF DIRECTOR IN CASES OF DETERMINATION NOT TO INDEMNIFY OR TO ADVANCE EXPENSES
7.1

In the event that: (a) a determination is made that Director is not entitled to indemnification hereunder; (b) payment has not been timely made following a determination of entitlement to indemnification pursuant to clause 5; or (c) expenses are not advanced pursuant to clause 6, Director shall be entitled to apply to any court of competent jurisdiction for a determination of Director’s entitlement to such indemnification or advance.

7.2

Alternatively to sub-clause 7.1, the Parties, at the Director’s option, shall submit any controversy or claim arising out of or in connection with (a), (b) or (c) as referred to in clause 7.1 above to arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award tendered by the Arbitrator may be entered in any court having jurisdiction hereof. The number of arbitrators shall be one. The place of arbitration shall be Dublin, Ireland. Such award to be made within sixty days following the filing of the demand for arbitration. The Company shall not oppose Director’s right to seek any such adjudication or award in arbitration or any other claim.

7.3

A judicial proceeding or arbitration pursuant to this clause 7 shall be made anew and Director shall not be prejudiced by reason of a determination otherwise made hereunder (if so made) that Director is not entitled to indemnification. Subject to clause 10, if a determination is made pursuant to the terms of clause 5 that Director is entitled to indemnification, the Company shall be bound by such determination and is precluded from asserting that such determination has not been made or that the procedure by which such determination was made is not valid, binding and enforceable. If the court or arbitrator shall determine that Director is entitled to any indemnification hereunder, the Company shall pay all reasonable expenses (including attorneys’ fees and disbursements) actually incurred by Director in connection with such adjudication or award in arbitration (including, but not limited to, any appellate proceedings).

8.	OTHER RIGHTS TO INDEMNIFICATION

The indemnification and advancement of expenses (including attorneys’ fees) provided by this Agreement shall not be deemed exclusive of any other right to which Director may now or in the future be entitled under any provision of the Company’s bye-laws, any agreement, vote of shareholders, the Board or Disinterested Directors, provision of law, or otherwise; provided, however, that: (a) this Agreement supersedes any other agreement that has been entered into by the Company with the Director which has as its principal purpose the retainer as a director and indemnification of Director; and (b) where the Company may indemnify the Director pursuant to either this Agreement or the bye-laws of the Company, the Company may indemnify the Director under either this Agreement or the bye-laws but the Director shall, in no case, be indemnified by the Company in respect of any expense, liability or cost of any type for which payment is or has been actually made to Director under any insurance policy, indemnity clause, bye-law or agreement, except in respect of any excess beyond such payment.

9.	ATTORNEYS’ FEES AND OTHER EXPENSES TO ENFORCE AGREEMENT

In the event that Director is subject to or intervenes in any Proceeding in which the validity or enforceability of this Agreement is at issue or seeks an adjudication or award in arbitration to enforce Director’s rights under, or to recover damages for breach of, this Agreement, Director, if Director prevails in whole or in part in such action, shall be entitled to recover from the Company and shall be indemnified by the Company against, any actual expenses for attorneys’ fees and disbursements reasonably incurred by Director, provided that in bringing such action, Director acted in good faith.

10.	LIMITATION OF INDEMNIFICATION

Notwithstanding any other terms of this Agreement, nothing herein shall indemnify the Director against, or exempt the Director from, any liability in respect of the Director’s fraud, dishonesty, bad faith, gross negligence, wilful default or wilful misfeasance in the performance or non-performance by the Director of his obligations or duties hereunder.

11.	LIABILITY INSURANCE

The Company undertakes (i) to obtain and maintain, either directly or through a group policy covering the Company and its affiliates, adequate Director’s and Officers’ Liability Insurance on terms that are reasonably acceptable to the Director and the other directors of the Company that shall cover the Director and the other directors of the Company, (ii) that in the event it is reasonably foreseeable that the Company will cease to exist whether by reason of insolvency, bankruptcy or other similar events, the Company will purchase adequate Directors’ and Officers’ Liability and Company Reimbursement Insurance on terms reasonably acceptable to the Director and the other directors of the Company that shall cover the Director and the other directors of the Company for a period of not less than 7 years from the date the Company ceases to exist or such lesser period as is practicable given the availability of such coverage in the insurance market at that time, and (iii) at the Director’s request to arrange an annual review of the Directors’ and Officers’ Liability and Company Reimbursement Insurance by an independent insurance adviser, all fees and charges arising from such review to be met by the Company. The Director will be covered by and required to participate in such insurance. Evidence of such current insurance and of each renewal will be sent to the Director (in the case of current insurance, in advance of the Director’s appointment being confirmed).

12.	DURATION OF AGREEMENT

This Agreement shall apply with respect to Director’s occupation of any of the position(s) described in sub-clause 3.1 of this Agreement prior to the date of this Agreement and with respect to all periods of such service after the date of this Agreement, even though the Director may have ceased to occupy such positions(s).

13.	NOTICE OF PROCEEDINGS BY DIRECTOR
13.1

Director agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding which may be subject to indemnification hereunder, provided, however, that the failure to so notify the Company will not relieve the Company from any liability it may have to Director except to the extent that such failure materially prejudices the Company’s ability to defend such claim. With respect to any such Proceeding as to which Director notifies the Company of the commencement thereof:

13.1.1	the Company will be entitled to participate therein at its own expense; and
13.1.2

except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Director. After notice from the Company to Director of its election so to assume the defense thereof, the Company will not be liable to Director under this Agreement for any legal or other expenses subsequently incurred by Director in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Director shall have the right to employ Director’s own counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Director and not subject to indemnification hereunder unless (a) the employment of counsel by Director has been authorized by the Company; (b) in the reasonable opinion of counsel to Director there is or may be a conflict of interest between the Company and Director in the conduct of the defense of such Proceeding; or (c) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases, subject to clause 10, the fees and expenses of counsel shall be at the expense of the Company.

13.2	Neither the Company nor the Director shall settle any claim without the prior written consent of the other (which shall not be unreasonably withheld).
13.3

To the extent that the Company receives a request or requests from a governmental third party or other licensing or regulating organization (the “Requesting Agency”), whether formal or informal, to produce documentation or other information concerning an investigation, whether formal or informal, being conducted by the Requesting Agency, and such investigation is reasonably likely to include review of any actions or failures to act by Director, the Company shall promptly give notice to Director of such request or requests and any subsequent request. In addition, the Company shall promptly provide Director with a copy of any and all information or documentation that the Company provides to the Requesting Agency.

14.	NOTICES

Any notice required to be given hereunder shall be in writing in the English language and shall be served by sending the same by prepaid recorded post, facsimile or by delivering the same by hand to the address of the Party or Parties in question as set out below (or such other address as such Party or Parties shall notify the other Parties of in accordance with this clause). Any notice sent by post as provided in this clause shall be deemed to have been served five Business Days after despatch and any notice sent by facsimile as provided in this clause shall be deemed to have been served at the time of despatch and in proving the service of the same it will be sufficient to prove in the case of a letter that such letter was properly stamped, addressed and placed in the post; and in the case of a facsimile that such facsimile was duly despatched to a current facsimile number of the addressee.

Company -

Babcock & Brown Air Limited

West Pier

Dun Laoghaire

County Dublin, Ireland

Attn: Chief Executive Officer

Fax: +353 (1) 231-1901

Director -

Name:

Address:

Fax:

15.	MISCELLANEOUS
15.1

Notwithstanding the expiration or termination of this Agreement howsoever arising, such expiration or termination shall not operate to affect such of the provisions hereof as are expressed or intended to remain in full force and effect.

15.2

Any paragraph of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining paragraph hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such paragraph in any other jurisdiction.

15.3

This Agreement shall be binding upon the Company and its successors and assigns (including any transferee of all or substantially all of its assets and any successor or resulting company by merger, amalgamation or operation of law) and shall inure to the benefit of Director and Director’s spouse, assigns, heirs, estate, devises, executors, administrators or other legal representatives.

15.4.

This Agreement (together with any documents referred to herein) constitutes the whole agreement between the Parties relating to its subject matter and supersedes any prior indemnification arrangement between the Company (or its predecessor) and Director (except as specifically set forth in clause 8).

15.5

No provision in this Agreement may be amended unless such amendment is agreed to in writing, signed by the Director and by a duly authorised officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Director or a duly authorised officer of the Company, as the case may be.

15.6	The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

15.7	This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.
15.8

The terms and conditions of this Agreement and the rights of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of Ireland. The parties to this Agreement hereby irrevocably agree that the courts of Ireland shall have non-exclusive jurisdiction in respect of any dispute, suit, action, arbitration (save for any matter referred to arbitration under clause 7.2 hereof) or proceedings (“Agreement Proceedings”) which may arise out of or in connection with this Agreement and waive any objection to Agreement Proceedings in the courts of Ireland on the grounds of venue or on the basis that the Agreement Proceedings have been brought in an inconvenient forum.

15.9	All payments made by the Company to Director hereunder shall be deemed to have been made in the ordinary course of business of the Company, and shall not be deemed to be extraordinary payments.

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Agreement as of the date first written above.

SIGNED by and on behalf of	)
THE COMPANY	)	Name:
Title:

SIGNED by	)
THE DIRECTOR	)	Name: